Exhibit 21 - Subsidiaries
                            -------------------------



Signal-Hill Corporation Subsidiaries consist of four Nevada corporations each of which has no current business activity. They are:

     1)   Aegis Development Corporation
     2)   Beacon Search, Inc.
     3)   Clear Vision Ventures, Inc.
     4)   Signal Hill Development Corporation